Exhibit 10.2

Amendment No. 4 to the System Purchase Agreement

This Amendment No. 4 (“Amendment”) to the System Purchase Agreement is made as of August 13, 2004 by and between Advanced Fibre Access Corporation, a wholly-owned subsidiary of Advanced Fibre Communications, Inc. (collectively “AFC”), and Grande Communications, Inc,, a Delaware corporation (“Grande”).

A. Marconi Communications, Inc. (“Marconi”) and Grande entered into a System Purchase Agreement (“System Purchase Agreement”) dated of October 29, 2001 wherein Grande, subject to certain terms and conditions, agreed to purchase certain telecommunications Products.

B. Marconi and Grande entered into a letter agreement (“First Amendment”) amending the System Purchase Agreement on December 16, 2002;

C. Marconi, AFC and Grande entered into a letter agreement (“Consent”) wherein Marconi assigned the System Purchase Agreement to AFC, AFC agreed to take on all of the obligations and responsibilities under the System Purchase Agreement, and subject to the terms and conditions stated therein, Grande consented to such assignment.

D. AFC and Grande entered into a third amendment (“Third Amendment”) to the System Purchase Agreement eliminating the 2004 minimum purchase covenant on August 10, 2004.

B. The System Purchase Agreement, First Amendment, Consent and Third Amendment are collectively referred to herein as the “Agreement”.

NOW, THEREFORE, in consideration of the premises, terms and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows;

1. The parties acknowledge and agree that AFC and Grande are working and will continue to use commercially reasonable efforts to work together in good faith to deliver to Grande a functional and commercial-ready Product, namely the Fiber-To-The-Home Product with RF Return Product that meets Grande’s technical specifications (“FTTH Product with RF Return”). AFC shall use commercially reasonable efforts to work in good faith with vendors, including, without limitation, Motorola, towards developing, deploying and supporting the FTTH Product with RF Return. AFC shall continue to support the FTTC Product as mutually agreed by the parties in writing.

2. Notwithstanding anything to the contrary in the Agreement, subject to the terms and conditions of the Agreement, including, without limitation, the December 2002 Agreement and the terms and conditions of this Amendment, the parties agree that the Minimum Purchase Obligations of the Agreement are hereby modified as follows for each calendar year listed:

2005	2006	2007	2008	2009	2010
					(“Shortfall Bucket”)
$5,000,000	$7,000,000	$8,000,000	$8,000,000	$8,000,000	0

3. In the event that Grande does not meet a Minimum Purchase Obligation in any particular year (“Shortfall Year”), the remaining Minimum Purchase Obligation shortfall amount for such Shortfall Year shall be pushed out to calendar year 2010 (“Shortfall Bucket”). For example, if at the end of year 2005, subject to the terms and conditions of the Agreement, Grande meets the equivalent of purchasing $4.5 million worth of Products, Systems and/or Services, then the remaining $500,000 of Minimum Purchase Obligations shall be pushed out to calendar year 2010. The total Minimum Purchase Obligation of years 2005 – 2010 shall in no event exceed $36,000,000,

4. In the event that Grande exceeds the Minimum Purchase Obligations recited in the table in Section 2, the amount above the relevant year’s commitment shall be carried forward to first apply as a reduction to the Shortfall Bucket (if applicable) and any excess to be then applied towards the next calendar year’s Minimum Purchase Obligation as a credit. For example, if Grande purchases the equivalent of $5,500,000 of Products, Systems, and/or Services in calendar year 2005, then $500,000 shall be carried forward towards the 2006 commitment, thereby reducing it to $6,500,000. If Grande nevertheless purchases the equivalent of $7,000,000 of Products, Systems, and/or Services in calendar year 2006, then the $500,000 shall be carried forward towards the 2007 commitment, etc.

5. Except to the extent modified herein, the terms and conditions of the Agreement shall continue in full force and effect. In the event of any conflict between this Amendment and the Agreement, the terms and conditions of this Amendment shall govern and control.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 4, to be effective as of the date first above written.

Grande Communications, Inc.		Advanced Fibre Access Corporation

By:	/s/ William E. Morrow	By:	/s/ Jack Ermey
Printed Name:	William E. Morrow	Printed Name:	Jack Ermey
Title:	Chief Ex. Officer	Title:	VP, Global Sales
Date:	8/13/04	Date:	8/13/04